Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FIRST QUARTER 2018 RESULTS

Average Snowfall, Expanded Operations and Increased Demand

Drove Year-over-Year Improvements

First Quarter Highlights:

•              Produced record first quarter net sales of $84 million, a 16% increase over 1Q17

•              Gross Profit of $20 million represents a 17% increase year-over-year

•              Both Work Truck Attachments and Work Truck Solutions segments performed in line with internal expectations

•              Company reaffirms 2018 outlook

•              Paid a $0.265 per share cash dividend on March 30, 2018, an increase of 10% over the previous dividend

May 7, 2018 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the first quarter ended March 31, 2018.

“Our performance this quarter highlights the overall strength and diversity of our business,” commented James L. Janik, Chairman, President and Chief Executive Officer. “For the Work Truck Attachments segment, while snowfall was inconsistent during the first quarter, late season storms meant we matched the 10-year average snowfall totals for the winter as a whole, which bodes well for the upcoming preseason sales period. While we continue to see chassis availability issues for our municipal products, our teams are managing through the situation well. The Work Truck Solutions segment produced robust results based on generally improved demand dynamics across the segment compared to the first quarter of last year, plus the addition of the four new facilities we opened during 2017.”

Janik added, “We are comfortable reiterating our 2018 financial outlook based on our recent results, the ongoing stability of the overall economy, continued strength of truck sales, positive dealer sentiment, snowfall and demand trends in the markets we serve.”

Consolidated First Quarter 2018 Results

In the first quarter of 2018, net sales were $84.0 million, representing a 16% increase over the first quarter of 2017 net sales of $72.2 million. The increase was driven by improved snowfall and overall increased demand compared to the same period last year.

Interest expense was $3.9 million for the three months ended March 31, 2018, which was lower than the $5.3 million incurred in the same period in the prior year. The decrease in interest expense for the first quarter of 2018 was due to a lower interest rate, as well as a lower debt balance following the refinancing of the Company’s debt completed in the first and third quarters of 2017. Additionally, the Company incurred $0.9 million of financing costs in the first quarter of 2017 related to the amendment to its Term Loan Credit Agreement.

The Company’s effective tax benefit was 40.2% and 45.1% for the three months ended March 31, 2018 and 2017, respectively. The effective tax benefit for the three months ended March 31, 2018 was lower than the corresponding period in 2017 due to the lower corporate tax rate resulting from the passage of the Tax Cuts and Jobs Act that went into effect December 22, 2017, slightly offset by an increase in benefit related to stock compensation.

Net loss was $1.9 million, or $0.08 per diluted share, compared to net loss of $3.3 million, or $0.14 per diluted share, in the first quarter of 2017, a decrease in net loss of $1.4 million.  As a percentage of net sales, net loss was 2.2% for the three months ended March 31, 2018 compared to 4.5% for the three months ended March 31, 2017.

Adjusted net loss was $0.7 million, or $0.03 per diluted share, compared with adjusted net loss of $2.4 million, or $0.11 per diluted share, for the prior year.

The Company reported adjusted EBITDA of $7.1 million in the first quarter of 2018 compared to $5.2 million in the first quarter of 2017, which relates to improved snowfall and overall increased demand compared to the same period last year.

Work Truck Attachments Segment First Quarter 2018 Results

Work Truck Attachments recorded revenue of $47.5 million, resulting in income from operations of $4.1 million, compared to $43.6 million in revenue and income from operations of $2.0 million in the first quarter of the prior year.  Both revenue and operating income increased due to increased snowfall across core markets during the quarter when compared to last year and ongoing strength of select light pickup truck sales. These factors positively impacted sales of commercial snow and ice control products and parts and accessories, and offset the negative impact of ongoing chassis availability issues for municipal products.

Work Truck Solutions Segment First Quarter 2018 Results

Work Truck Solutions produced revenue of $38.7 million, an increase of 30.5% compared to revenue of $29.7 million in the first quarter of the prior year.  Income from operations of $1.4 million compares to $0.8 million during the same quarter in 2017. The increase relates to generally improved demand and the addition of four new facilities to the segment during 2017.

Balance Sheet and Liquidity

During the first quarter of 2018, the Company reported net cash provided by operating activities of $14.3 million, an increase of $10.0 million when compared to net cash provided by operating activities of $4.3 million in the same period last year. The increase in cash provided by operating activities was due to favorable changes in working capital of $7.3 million and by a $2.7 million increase in net income adjusted for reconciling items.

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Inventory was $94.9 million at the end of the first quarter of 2018, compared to $98.4 million at the end of the first quarter of 2017. The decrease relates to increases in demand at both Work Truck Attachments and Work Truck Solutions.

Accounts receivable at the end of the first quarter of 2018 were $41.1 million, as compared to $41.9 million at the end of the first quarter of 2017.

Dividend

As previously reported, on February 26, 2018, the Company declared a quarterly cash dividend of $0.265 per share of the Company’s common stock.  This dividend represented an increase of 10% over the previous quarterly dividend and equates to a projected full year annual increase in the dividend of $0.10 per diluted share. The dividend was paid on March 30, 2018 to stockholders of record as of the close of business on March 22, 2018.

Outlook

Based on recent results, the overall economic climate, dealer sentiment, snowfall and industry trends, the Company is reiterating its 2018 financial outlook:

•              Net sales are expected to be between $475 million and $535 million.

•              Adjusted EBITDA is predicted to range from $85 million to $115 million.

•              Adjusted Earnings per share are expected to be in the range of $1.60 per share to $2.20 per share.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels throughout the year.

Webcast Information

The Company will host a conference call on Tuesday, May 8, 2018 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments:  First, the Work Truck Attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings Per Share.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization, as further adjusted for stock based compensation, litigation proceeds, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income (Loss) and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income (loss) and earnings per share (as defined by GAAP), excluding the impact of stock-based compensation, litigation proceeds, non-cash purchase accounting adjustments, tax reform and certain charges related to certain unrelated legal fees and consulting fees, net of their income tax impact.  Management believes that Adjusted Net Income (Loss) and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance. We believe that the presentation of adjusted net income (loss) for the periods presented allows investors to make meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Because the excluded items are not predictable or consistent, management does not consider them when evaluating our performance or when making decisions regarding allocation of resources.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and these reconciliations are located under the headings “Net Income (Loss) to Adjusted EBITDA Reconciliation” and “Reconciliation of Net Loss to Adjusted Net Loss” following the Consolidated Statements of Cash Flows included in this press release.

With respect to the Company’s 2018 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2018	2017
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$12,937	$36,875
Accounts receivable, net	41,130	79,120
Inventories	94,924	71,524
Inventories - truck chassis floor plan	4,555	7,711
Refundable income taxes paid	2	—
Prepaid and other current assets	3,164	2,883
Total current assets	156,712	198,113

Property, plant, and equipment, net	52,914	53,962
Goodwill	241,006	241,006
Other intangible assets, net	183,279	186,150
Other long-term assets	6,728	5,945
Total assets	$640,639	$685,176

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,590	$16,323
Accrued expenses and other current liabilities	18,050	21,004
Floor plan obligations	4,555	7,711
Income taxes payable	—	2,996
Current portion of long-term debt	2,749	32,749
Total current liabilities	40,944	80,783

Retiree health benefit obligation	6,913	6,809
Pension obligation	9,823	9,761
Deferred income taxes	41,018	39,269
Long-term debt, less current portion	274,391	274,872
Other long-term liabilities	16,248	17,004

Total stockholders’ equity	251,302	256,678
Total liabilities and stockholders’ equity	$640,639	$685,176

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended
	March 31, 2018	March 31, 2017
	(unaudited)

Net sales	$83,964	$72,248
Cost of sales	63,937	55,061
Gross profit	20,027	17,187

Selling, general, and administrative expense	16,146	14,877
Intangibles amortization	2,871	2,749

Income (loss) from operations	1,010	(439)

Interest expense, net	(3,945)	(5,296)
Other expense, net	(203)	(236)
Loss before taxes	(3,138)	(5,971)

Income tax benefit	(1,262)	(2,694)

Net loss	$(1,876)	$(3,277)

Weighted average number of common shares outstanding:
Basic	22,623,518	22,532,027
Diluted	22,623,518	22,532,027

Earnings per share:
Basic loss per common share attributable to common shareholders	$(0.08)	$(0.14)
Loss per common share assuming dilution attributable to common shareholders	$(0.08)	$(0.14)
Cash dividends declared and paid per share	$0.27	$0.24

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Month Period Ended
	March 31, 2018	March 31, 2017
	(unaudited)

Operating activities
Net loss	$(1,876)	$(3,277)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,701	4,485
Amortization of deferred financing costs and debt discount	304	303
Stock-based compensation	1,420	1,350
Provision for losses on accounts receivable	182	128
Deferred income taxes	1,749	773
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	40,193	36,596
Inventories	(25,275)	(27,489)
Prepaid and other assets and refundable income taxes paid	(1,199)	(5,114)
Accounts payable	(208)	(2,168)
Accrued expenses and other current liabilities	(5,950)	(1,596)
Benefit obligations and other long-term liabilities	234	282
Net cash provided by operating activities	14,275	4,273

Investing activities
Capital expenditures	(1,307)	(1,306)
Net cash used in investing activities	(1,307)	(1,306)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(23)	(923)
Payments of financing costs	—	(932)
Earnout payment	—	(5,487)
Dividends paid	(6,098)	(5,495)
Repayment of long-term debt	(30,785)	(789)
Net cash used in financing activities	(36,906)	(13,626)
Change in cash and cash equivalents	(23,938)	(10,659)
Cash and cash equivalents at beginning of period	36,875	18,609
Cash and cash equivalents at end of period	$12,937	$7,950

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$7,301	$12,247

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended	Three Months Ended
	March, 31	March, 31
	2018	2017
Net Sales
Work Truck Attachments	$47,459	$43,578
Work Truck Solutions	38,713	29,659
Corporate & Eliminations	(2,208)	(989)
	$83,964	$72,248
Selling, General & Administrative Expenses
Work Truck Attachments	$7,013	$6,949
Work Truck Solutions	5,058	3,772
Corporate & Eliminations	4,075	4,156
	$16,146	$14,877
Income (Loss) from Operations
Work Truck Attachments	$4,096	$1,992
Work Truck Solutions	1,353	818
Corporate & Eliminations	(4,439)	(3,249)
	$1,010	$(439)
Depreciation
Work Truck Attachments	$1,371	$1,377
Work Truck Solutions	428	315
Corporate & Eliminations	31	44
	$1,830	$1,736
Assets
Work Truck Attachments	$410,694	$429,452
Work Truck Solutions	210,156	202,045
Corporate & Eliminations	19,789	19,716
	$640,639	$651,213

Capital Expenditures
Work Truck Attachments	$632	$873
Work Truck Solutions	150	433
	$782	$1,306

Douglas Dynamics, Inc.

Net Loss to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended March 31,
	2018	2017

Net loss	$(1,876)	$(3,277)

Interest expense - net	3,945	5,296
Income tax benefit	(1,262)	(2,694)
Depreciation expense	1,830	1,736
Intangibles amortization	2,871	2,749
EBITDA	5,508	3,810

Stock-based compensation	1,420	1,350
Other charges (1)	160	68

Adjusted EBITDA	$7,088	$5,228

(1) Reflects one time, unrelated legal and consulting fees for the periods presented.

Douglas Dynamics, Inc.

Reconciliation of Net Loss to Adjusted Net Loss (unaudited)

(In thousands, except share and per share data)

	Three month period ended March 31,
	2018	2017

Net loss	$(1,876)	$(3,277)
Adjustments:
Stock-based compensation	1,420	1,350
Other charges (1)	160	68
Tax effect on adjustments	(396)	(539)
Adjusted net loss	$(692)	$(2,398)

Adjusted loss per common share - dilutive	$(0.03)	$(0.11)

GAAP diluted loss per share	$(0.08)	$(0.14)
Adjustments net of income taxes:

Stock-based compensation	0.04	0.03
Other charges (1)	0.01	—

Adjusted diluted loss per share	$(0.03)	$(0.11)

(1) Reflects one time, unrelated legal and consulting fees for the periods presented.